Exhibit 99.1

ContraVir Pharmaceuticals Initiates Dosing of CRV431 in First In-Human Trial

Corporate, Business and Clinical Update Conference Call and Live Audio Webcast Scheduled for Today at 4:30 p.m. ET

EDISON, N.J., June 25, 2018 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV), announced today dosing of the first subject in its single ascending dose (SAD) Phase 1 trial in the United States with cyclophilin inhibitor, CRV431.

The randomized, partially-blinded, placebo-controlled ascending sequential dose group study will assess safety, tolerability and pharmacokinetics (PK) of CRV431 in healthy volunteers as part 1 of the first clinical study. Part two of the clinical trial will consist of a single dose of CRV431 in a drug to drug interaction study assessing the safety, tolerability and PK co-administered with Viread®(tenofovir disoproxil fumarate), and part three of the study will assess the safety, tolerability, PK and preliminary signal for antiviral efficacy of CRV431 in stable HBV patients already treated with Viread®.

“Data from completed pre-clinical studies have indicated that CRV431 complements current hepatitis B treatments by reducing multiple markers of infection including HBV DNA, HBsAg, HBeAg, binding of HBx, and HBV active uptake by cells,” said James Sapirstein, Chief Executive Officer. “With the FDA’s approval for an accelerated clinical program for CRV431, coupled with the positive preclinical efficacy profile seen to date, we are extremely excited in defining and developing CRV431’s path forward as we continue our efforts in addressing the need for a functional cure for chronic hepatitis B infection. Importantly, findings from the multi-dose pilot phase of the study conducted in HBV patients, will be used to establish a recommended dose range for CRV431 for future clinical trials and will help define potential combination approaches that could ultimately lead us to a functional cure.”

Conference Call Information:

Interested participants and investors may access the conference call by dialing 1 (409) 983-9733 or 1 (844) 535-3939 and providing audience code 1042879.

An audio webcast will be accessible via the Investors section of ContraVir’s website at http://ir.contravir.com/investor-relations.  An archive of the webcast will remain available for 90 days beginning at approximately 5:30 p.m., ET on June 25, 2018.

About CRV431

CRV431 is a non-immunosuppressive analog of cyclosporine A (CsA) whose primary biochemical action is inhibition of cyclophilin isomerase activity, playing a key role in protein folding. Other viruses such as HIV-1 and HCV, similarly use cyclophilin for their replication. In pre-clinical studies, CRV431 has shown potential in experimental models to complement current hepatitis B treatments by reducing multiple markers of infection including HBV DNA, HBsAg, HBx, HBeAg, and HBV uptake by cells. Studies have also demonstrated that CRV431 reduces the progression of fibrosis in an animal model and also reduces both the number and size of liver tumors in a hepatocellular carcinoma (HCC) model.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, a nucleoside analog lipid prodrug of tenofovir (TFV), is designed to deliver higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while reducing concentrations of tenofovir outside the liver, causing fewer off-target toxicities and side-effects. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a novel structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-KT for the year ended December 31, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028